EXHIBIT 99

News Release:  Immediate           Contact:  Richard B. Elder (Media)
                                             (804)343-4785
                                             Celeste Gunter (Financial)
                                             (804) 649-4307

REGISTRATION STATEMENT FOR DEBT SECURITIES FILED FOR JAMES RIVER SPIN-OFF

       RICHMOND, VIRGINIA, June 16, 1995 -- James River Corporation announced today that a Registration Statement on Form S-1 has been filed with the Securities and Exchange Commission by Crown Paper Co. for the proposed issuance of $250 million of debt securities.
       James River has formed two new wholly owned subsidiaries, Crown Paper Co. and Crown Vantage Inc., in connection with the spin-off of a substantial part of its Communications Papers Business and the specialty paper-based portion of its Food & Consumer Packaging Business. The spin-off transaction is currently expected to be completed in late summer.
       Crown Vantage will be a holding company, owning all of the capital stock of Crown Paper. Crown Paper will be the new operating company. In connection with the spin-off, James River will transfer the assets and liabilities of the spun-off operations to Crown Paper.
       It is anticipated that Crown Paper will initially incur $500 million in long-term debt, including the $250 million of debt securities and $250 million of borrowings under a bank credit facility. The net proceeds from these financings are planned to be paid to James River as a return of its capital investment. Crown Vantage is also expected to issue $100 million of notes to James River.
       Following the completion of financing activities, James River will distribute to its shareholders, on a pro rata basis, all of the outstanding stock of Crown Vantage. At that time, Crown Vantage will be a separately traded entity. On a pro forma basis, Crown Vantage had net sales of $874 million in 1994 and $261 million in the first quarter of 1995.
       In total, James River expects to receive $480 million in cash plus the $100 million of notes as a result of the spin-off transaction. James River plans to use the cash proceeds to pay down its existing long-term debt.
       James River Corporation, headquartered in Richmond, Virginia, is a leading manufacturer and marketer of consumer products, food and consumer packaging and communications papers. These product lines include leading brands such as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, DIXIE paper cups and plates, QUILT-RAP sandwich wrap, QWIK WAVE microwave packaging, EUREKA! recycled copy paper and WORD PRO copy paper. In addition, the company produces a number of popular European brands for the towel and tissue market. James River has a current annual sales rate of $6.3 billion, before the effect of the spin-off.





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